Exhibit 10.8

Bristol-Myers Squibb Company

Change In Control Separation

Benefits Plan

and

Summary Plan Description

Separation Benefits Plan – Effective September 12, 2006	Bristol-Myers Squibb Company

Separation Benefits Plan – Effective September 12, 2006	Bristol-Myers Squibb Company

Purpose

The Board of Directors of Bristol-Myers Squibb Company (“BMS” or the “Company”) has adopted the Bristol-Myers Squibb Company Change In Control Separation Benefits Plan (the “Plan”) for eligible employees of the Company and its participating subsidiaries and affiliates. The Board of Directors of the Company recognizes that any prospect of a Change in Control (as defined on page 10 below) may create uncertainties for employees with respect to their future employment opportunities, compensation, benefits and conditions of employment. Because of the value of the services that employees of the Company render and the importance of their contributions to the success and profitability of the Company, the Company believes that it is essential and in the best interest of the Company and its stockholders to adopt the Plan to provide eligible employees with additional security to reduce adverse effects on employees’ performance and morale in the event of a Change in Control. The Company further believes that the Plan will aid the Company in attracting and retaining highly qualified individuals who are essential to its success.

Section 1 – Eligibility to Participate

You are eligible to participate in the Plan if you are: (i) an employee of the Company or a Participating Employer employed in the United States or Puerto Rico or a U.S. “expatriate” at a Company location abroad; (ii) you are below the E7 level; and (iii) you are scheduled to work for the Company or a Participating Employer at least fourteen (14) hours each week (an “Eligible Employee”).

Notwithstanding anything contained herein, you are not eligible to participate in the Plan and are excluded from coverage under the Plan if you are a party to an individual arrangement or a written employment agreement containing a change-in-control provision that provides for separation payments in connection with a change in control or you are covered by the terms of a collective bargaining agreement. In addition, if you are performing services for the Company or a Participating Employer as a leased worker (employed and paid by another company), independent contractor or consultant, you are not eligible for payments or benefits under the Plan, even if you are later deemed by a court or any government agency to be a common law employee of the Company or a Participating Employer.

Section 2 – Eligibility for Separation Payments and Benefits

Right to separation payments and benefits

You shall be eligible to receive from the Company separation payments and benefits as set forth in Section 3 if: (i) there has been a Change in Control; and (ii) within three (3) years after the effective date of such Change in Control, your employment by the Company, a Participating Employer, a controlling entity or a successor entity is terminated, voluntarily or involuntarily for any one or more of the following reasons:

(a)	Your employment is terminated involuntarily, other than for Cause, unless you are offered employment for which you are qualified by reason of knowledge, training or experience with a controlling entity or a successor entity.

Separation Benefits Plan – Effective September 12, 2006	Bristol-Myers Squibb Company

(b)	You voluntarily terminate your employment within sixty (60) calendar days after the occurrence of any one or more of the following events:

(1)	Your base salary that was in effect immediately before the Change in Control is reduced.

(2)	Your annual cash bonus is decreased below the amount which would have been payable under the bonus plan in which you participated immediately prior to the Change in Control had you continued in employment until the end of the fiscal year of the Company, a controlling entity or successor entity, as appropriate, and had bonuses been payable at target levels for such year; provided that such reduction results in the aggregate of your base salary and cash bonus being reduced below the level that was in effect immediately prior to the Change in Control. However, a reduction in bonus shall not include a change effected in the ordinary course of business that is applicable to all similarly situated employees of the controlling entity or successor entity who are not former employees of BMS.

(3)	The location of your job or office is changed, so that you will be based at a location which is more than 50 miles further from your residence than was your work location immediately before the Change in Control.

(4)	The overall benefits and perquisites available to you immediately before the Change in Control are reduced, including a material increase in the cost to you or your dependents for such benefits or perquisites. Benefits include, without limitation, qualified or nonqualified defined benefit or defined contribution pension benefits; stock-based or annual incentive compensation programs; outplacement services; medical or dental coverages; disability or life insurance coverages; severance benefits; or sick pay, vacation pay, paid holidays or paid leave of absence allowances. Perquisites include, without limitation, educational assistance, executive physical examinations, expatriate income tax preparation services and car allowances. However, a reduction in benefits or perquisites shall not include a change effected in the ordinary course of business that is applicable to all similarly situated employees of the controlling or successor entity who are not former employees of BMS.

(5)	A controlling entity or a successor entity fails or refuses to assume the Company’s obligations under the Plan.

Notwithstanding the above, if: (i) (A) your employment is terminated by the Company or a Participating Employer without Cause prior to the date of a Change in Control or (B) an action is taken with respect to you prior to the date of a Change in Control that would cause you to be eligible for separation payment and benefits under Section 3 if taken after a Change in Control; and (ii) you reasonably demonstrate that such termination or action (A) was at the request of a third party that has indicated an intention or taken steps reasonably calculated to effect a Change in Control, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control that has been threatened or proposed, such termination or action shall be deemed to have occurred after such Change in Control for purposes of the Plan, so long as such Change in Control actually occurs. If any such termination or action occurs while an agreement is pending and the effective provisions of such agreement provide for a transaction or transactions which if consummated would constitute a Change in Control, then such termination or action shall conclusively be presumed to have occurred in connection with a Change in Control.

Separation Benefits Plan – Effective September 12, 2006	Bristol-Myers Squibb Company

Ineligibility for separation payments and benefits

You shall not be eligible for separation payments and benefits if your termination of employment occurs by reason of death, voluntary retirement other than for reasons specified above, voluntary termination other than for reasons specified above, disability (as defined in the Company’s long-term disability plan as in effect immediately prior to a Change in Control), or for Cause.

Cause

“Cause” shall mean:

(i)	refusal by you to substantially perform your duties with the Company or a Participating Employer, e.g., job abandonment, (other than any such failure resulting from your incapacity due to physical or mental illness) for a period of at least thirty (30) consecutive days after a written demand for substantial performance is delivered to you by the Company or a Participating Employer, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties;

(ii)	engaging by you in conduct which is demonstrably and materially injurious to the Company, its affiliates or its subsidiaries, monetarily or otherwise; or

(iii)	misconduct or activity deemed detrimental to the interests of the Company. This may include, but is not limited to, the following: acts involving dishonesty, violation of Company policies (such as those related to alcohol or drugs, etc.), violation of safety rules, disorderly conduct, discriminatory harassment, unauthorized disclosure of Company confidential information, or the entry of a plea of nolo contendere to, or the conviction of, a crime.

“Cause” shall be interpreted in such a way as to be consistent with the manner in which such term was interpreted and applied by the Company under its applicable severance plans in effect prior to the Change in Control.

Section 3 – Separation Payments And Benefits

Separation payments for employees below E7

If you are an Eligible Employee and one of the events described in Section 2 occurs, you shall be eligible to receive the greater of either:

(i)	six (6) months of base salary if you are below a “key executive” (i.e., below E4, E4M or their respective equivalents as determined by the Company) immediately prior to the Change in Control or twelve (12) months of base salary if you are an E4, E4M, E5 or E6 employee or an employee at an equivalent executive level as determined by the Company immediately prior to the Change in Control; or

(ii)	the greater cash severance payable, if any, under (A) the applicable severance plan of the controlling entity or successor entity that is in effect at the time you become eligible for separation payments hereunder, (B) the applicable severance plan of the Company that is in effect on the effective date of the Plan, or (C) the applicable severance plan of the Company in effect immediately prior to the Change in Control.

Separation Benefits Plan – Effective September 12, 2006	Bristol-Myers Squibb Company

Nothing in this Section 3 or the Plan or in an offer letter from the Company shall entitle you to receive duplicate benefits. For example, you are not eligible for payments and benefits under both this Plan and the Company’s severance plan in effect immediately prior to the Change in Control.

The base salary used in calculating the separation payments shall be the greater of: (i) the base salary in effect immediately prior to the Change in Control; or (ii) the base salary in effect immediately prior to your employment by the Company being terminated for any reason specified in Section 2.

In addition, you will receive an amount equal to the greater of: (i) the amount which would have been payable under the bonus plan in which you participated immediately prior to the Change in Control had you continued in employment until the end of the fiscal year of the Company, a controlling entity or successor entity, as appropriate, and had bonuses been payable at target levels for such year; or (ii) the amount which would have payable under the bonus plan in which you participated on your termination date had you continued in employment until the end of the fiscal year of the Company, a controlling entity or successor entity, as appropriate, in which your termination date occurs and had bonuses been payable at target levels for such year, multiplied by a fraction the numerator of which is the number of whole and partial months that have elapsed in such fiscal year through your termination date (counting any partial month as a whole month for this purpose) and the denominator of which is twelve.

Pay in lieu of notice periods

The separation payments under the Plan shall not be reduced by any cash payments to which you may be entitled under any federal, state or local plant-closing or mass layoff law (or similar or analogous) law, including, without limitation, pursuant to the U.S. Worker Adjustment and Retraining Notification Act or any state or local “pay in lieu of notice” law or regulation.

Offset

The separation payments under the Plan shall be reduced (but not below zero) for employees in Puerto Rico by any payments under Puerto Rico Act 80, as amended on October 7, 2005. The separation payments under the Plan shall be reduced (but not below zero) for “ex pats” with respect to any statutory payments of severance in any country other than the U.S. and the payments and benefits hereunder are conditioned upon statutory payments, if any, being offset.

Period of separation payments

The separation payments you are eligible to receive shall be paid to you by the Company or the controlling entity or successor entity in substantially equal installments at regular payroll intervals according to your pay schedule prior to termination, unless you begin work with a new employer prior to the expiration of your period of the separation payments. If you begin working for a new employer before your separation pay period expires, you will receive any remaining separation payments as a single lump sum. It is your responsibility to advise the Company or controlling entity or successor entity, in writing, if your new employment will begin before the expiration of the separation pay period.

Payments will commence on the first such payroll date after the Company receives your signed general release.

General release

The obligation of the Company, controlling entity or successor entity to make payments hereunder shall be conditioned upon the timely execution of a written general release of claims against the Company or a Participating Employer or controlling entity or successor entity in the form customarily used by the Company immediately prior to the Change in Control, but with such changes as may be necessary to

Separation Benefits Plan – Effective September 12, 2006	Bristol-Myers Squibb Company

release the controlling entity, the successor entity and their affiliates and to ensure compliance with legal requirements. To be eligible to receive separation payments, Company-subsidized medical, life and dental benefits and to the extent applicable other benefits as set forth below, you must execute and return a general release during the requisite time period.

If you do not return the executed general release to the Company, controlling entity or the successor entity during the requisite time period, the Company or successor entity will consider this a refusal to sign it, and you will not be eligible to receive the separation payments and other benefits, as applicable.

No mitigation

You shall not be required to mitigate the amount of any payment provided for in the Plan by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to you in any subsequent employment.

Other separation benefits

Medical, Dental and Life Insurance Benefits

At termination of employment, you and your enrolled eligible dependents will be given the opportunity to continue your life, medical and dental benefits on a subsidized basis to the extent provided in the Company’s applicable severance plan as in effect immediately prior to the Change in Control.

Management Stock Options

All outstanding unvested stock options (including options held less than one year) you hold under the 2002 Stock Incentive Plan (the “Stock Plan”) shall become fully vested and exercisable in the event your employment is terminated during the three (3) years following a Change in Control and the termination is considered a “qualifying termination” (as defined under the Stock Plan).

TeamShare Stock Options

Unvested stock options held at least one year from the date of grant will receive accelerated vesting immediately following a Change in Control. These transactions are triggered solely by a Change in Control, whether or not you are terminated.

Restricted Stock

In the event your employment is terminated during the three (3) years following a Change in Control and the termination is considered a “qualifying termination” (as defined under the Stock Plan), all restrictions on the restricted stock that you hold shall immediately lapse and the restricted stock shall become fully vested, including restricted stock held less than one year.

Long-Term Performance Awards

In the event your employment is terminated during the three (3) years following a Change in Control and the termination is considered a “qualifying termination” (as defined under the under the individual’s Long-Term Performance Award Agreement (LTPAA)), payout of outstanding awards under the LTPAA shall be made on a pro rata basis at the greater of target or projection.

Vesting of Company Matching Contributions

Unvested company matching contributions under the Bristol-Myers Squibb Company Savings and Investment Program, Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program and U.S. BEP Savings Plan, as applicable, shall become fully vested upon a Change in Control. (Employees with five or more years of service are fully vested in matching contributions and you are always vested in your own Savings Plan contributions.)

Separation Benefits Plan – Effective September 12, 2006	Bristol-Myers Squibb Company

Vesting under the Retirement Income Plan

Unvested accrued benefits under the Bristol-Myers Squibb Company Retirement Income Plan, the Bristol-Myers Squibb Puerto Rico, Inc. Retirement Income Plan and the U.S. BEP Retirement Income Plan, as applicable, shall become fully vested upon a Change in Control. (Employees with five or more years of service are fully vested.)

The timely signing and returning of a general release is required in order to receive the benefits described above with respect to Management Stock Options, Restricted Stock, Long-Term Performance Awards and vesting of Company matching contributions.

To the extent that there is a conflict between the terms of this Plan and the Stock Plan, LTPAA, Savings Plan and/or the TeamShare Stock Option Plan as it relates to benefits under those plans, the terms of the Stock Plan, LTPAA, Savings Plan and/or the TeamShare Stock Option Plan, as applicable, shall govern.

Section 4 – Successors to the Company

This Plan shall bind any controlling entity and any successor entity (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. In the case of any transaction in which a controlling entity or a successor entity would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require such entity expressly and unconditionally to assume and agree to perform the obligations under this Plan.

Section 5 – Duration, Amendment and Plan Termination

Duration

This Plan shall continue in effect until terminated in accordance with this Section 5. Notwithstanding the foregoing, if a Change in Control occurs, this Plan shall continue in full force and effect, and shall not terminate or expire until such date as all employees who become entitled to receive separation payments and benefits hereunder shall have received such separation payments and benefits in full.

Amendment and termination

Prior to a Change in Control, the Plan may be amended or modified in any respect, and may be terminated, in any such case by resolution adopted by the Compensation and Management Development Committee of the Board of Directors of the Company or by its delegate; provided, however, that no such amendment, modification or termination that would adversely affect the benefits or protections hereunder of any individual who is an employee as of the date such amendment, modification or termination is adopted shall be effective as it relates to such individual unless no Change in Control occurs within one year after such adoption, any such attempted amendment, modification or termination adopted within one year prior to a Change in Control being null and void ab initio as it relates to all such individuals who were eligible to participate in the Plan prior to such adoption (it being understood, however, that, the hiring, termination of employment, promotion or demotion of any employee of the Company or any of its affiliates prior to a Change in Control shall not be construed to be an amendment, modification or termination of the Plan); provided, further, however, that the Plan may not be amended, modified or terminated (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control, or (ii) otherwise in connection with, or in anticipation of, a Change in Control which actually occurs, any such attempted amendment, modification or termination being null and

Separation Benefits Plan – Effective September 12, 2006	Bristol-Myers Squibb Company

void ab initio. Any action taken to amend, modify or terminate the Plan which is taken after the execution of an agreement providing for a transaction or transactions which, if consummated, would constitute a Change in Control shall conclusively be presumed to have been taken in connection with a Change in Control. From and after the occurrence of a Change in Control, the Plan may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any individual who is eligible to receive separation payment and benefits under the Plan.

Section 6 – Miscellaneous

Legal fees and expenses

The Company or the controlling or successor entity shall reimburse all legal fees, court costs and related expenses (including the costs of experts and counsel) reasonably and in good faith incurred by you if you prevail on your claim for relief in an action by you to obtain or enforce any right or benefit provided by the Plan.

Employment status

The Plan does not constitute a contract of employment and nothing in the Plan says or implies that participation in the Plan is a guarantee of continued employment with the Company or any of its affiliates.

Withholding of taxes

The Company or controlling entity or successor entity shall withhold from any amounts payable under the Plan all federal, state, local or other taxes that are legally required to be withheld.

No effect on other benefits

Neither the provisions of this Plan nor the separation payments and benefits provided for hereunder shall reduce any amounts otherwise payable to you under any incentive, retirement, stock option, stock bonus, stock ownership, group insurance or other benefit plan or arrangement.

Validity and severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Settlement of claims

The Company’s or successor entity’s obligation to make the payments provided for in the Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Company may have against you or others.

Unfunded obligation

All separation payments and benefits under the Plan shall constitute an unfunded obligation of the Company or the successor entity. Separation payments shall be made, as due, from the general funds of the Company. The Plan shall constitute solely an unsecured promise by the Company, the controlling

Separation Benefits Plan – Effective September 12, 2006	Bristol-Myers Squibb Company

entity or the successor entity to provide such benefits to you to the extent provided herein. For avoidance of doubt, any health or stock benefits to which you may be entitled under the Plan shall be provided under other applicable employee benefit plans of the Company, the controlling entity or the successor entity. Nothing in the Plan shall restrict the Company’s, the controlling entity’s or the successor entity’s ability to amend, modify or terminate such other employee benefit plans (whether before or after a Change in Control).

Governing law

It is intended that the Plan be an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Plan shall be administered in a manner consistent with such intent. The Plan and all rights thereunder shall be governed and construed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the state of New York.

Section 409A

It is intended that the Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if applicable, and, in the event that the Plan is determined to be a “deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code, the Company shall, as necessary, adopt such conforming amendments as are necessary to comply with Section 409A of the Code without reducing the benefits due to participants hereunder.

Assignment

The Plan shall inure to the benefit of and shall be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount is still payable to you under the Plan had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to your estate. Your rights under the Plan shall not otherwise be transferable or subject to lien or attachment.

Other benefits

Nothing in this document is intended to guarantee that benefit levels or costs will remain unchanged in the future in any other plan, program or arrangement of the Company. The Company and its affiliates and subsidiaries reserve the right to terminate, amend, modify, suspend, or discontinue any other plan, program or arrangement of the Company or its subsidiaries or affiliates in accordance with such, plan, program and arrangement and applicable law.

Oral statements

The payments and benefits hereunder shall supercede any oral statements made by any employee, officer or Board member of the Company, controlling entity or successor entity regarding change in control benefits.

Definitions

Base Salary means an employee’s base rate of pay, which excludes overtime, commissions, bonuses, income from stock options, stock grants or other incentives, and any other forms of extra compensation. No foreign service allowance shall be included in determining the amount of severance payments payable under the Plan.

Separation Benefits Plan – Effective September 12, 2006	Bristol-Myers Squibb Company

Change in Control means the occurrence of any of the following:

(i)	the date any Person (as defined in Section 13(d)(3) of the Securities and Exchange Act, as amended (the “Exchange Act”)) shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of the then outstanding common shares of the Company (the 30% threshold takes effect December 6, 2007 and a 20% threshold is in effect until December 6, 2007);

(ii)	the date of consummation of a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least fifty-one percent (51%) of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such merger or consolidation (the 51% threshold takes effect December 6, 2007 and a 75% threshold is in effect until December 6, 2007); or (B) a merger or consolidation effected to implement a recapitalization of the Company in which no Person acquires more than 50% of the combined voting power of the Company’s then outstanding securities;

(iii)	the date the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets; or

(iv)	the date there shall have been a change in the composition of the Board of Directors of the Company within a two (2) year period such that a majority of the Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by the Company’s stockholders or, if earlier, initial appointment to the Board was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two (2) year period together with the directors who were previously so approved.

The term “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

Controlling Entity means any individual, entity or group whose acquisition of outstanding Bristol-Myers Squibb Company common stock (whether alone or with other individuals, entities or groups) results in a Change in Control event, and the affiliates of any such individual, entity or group.

Successor Entity means the successor to Bristol-Myers Squibb Company (or the assets thereof) following a Change in Control event, and the affiliates of any such entity.

Section 7 – Administrative Information About Your Plan

Employer identification number

Bristol-Myers Squibb Company’s employer identification number is #22-0790350.

Separation Benefits Plan – Effective September 12, 2006	Bristol-Myers Squibb Company

Claim for benefits

If you believe you are entitled to payments and benefits under the Plan, then contact the Plan Administrator in writing.

Claims review procedures

You will be notified in writing by the Company if you are denied payments and benefits under the Plan.

If a claim for benefits under the Plan is denied in full or in part, you* may appeal the decision to the Plan Administrator. To appeal a decision, you* must submit a written document through the U.S. Postal Service or other courier service appealing the denial of the claim within 60 days after your termination of employment or you will no longer be eligible to receive benefits under the Plan. You* may also include information or other documentation in support of your claim. You* will be notified of a decision within 90 days (which may be extended to 180 days, if required) of the date your appeal is received. This notice will include the reasons for the denial and the specific provision(s) on which the denial is based, a description of any additional information needed to resubmit the claim, and an explanation of the claims review procedure. If an extension of time is required by the plan, you* will receive notice of the reason for the extension within the initial 90-day period and a date by which you can expect a decision.

If the original denial is upheld on first appeal, you* may request a review of this decision. You* may submit a written request for reconsideration to the Plan Administrator (as listed on the last page of this section) within 60 days after receiving the denial.

You* can review all plan documents in preparing your appeal and you* may have a qualified person represent you* during the appeal process. Any documents or records that support your position must be submitted with your appeal letter.

The case will be reviewed, and you* will receive written notice of the decision within 60 days (which may be extended to 120 days, if required) including the specific reasons for the decision and specific reference to the plan provision(s) on which the decision is based.

Any decision on final appeal shall be final, conclusive and binding upon all parties. If the final appeal is denied, however, you will be advised of your right to file a claim in court. It is the intent of the Company that the standard of review applied by a court of law or a professional arbitrator to any challenge to a denial of benefits on final appeal under these procedures shall be an arbitrary and capricious standard and not a de novo review.

Legal action

You may not bring a lawsuit to recover benefits under the Plan until you have exhausted the internal administrative process described above. No legal action may be commenced at all unless commenced no later than one (1) year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued. This one-year statute of limitations on suits for all benefits shall apply in any forum where you may initiate such a suit.

*	Or your duly authorized representative.

Separation Benefits Plan – Effective September 12, 2006	Bristol-Myers Squibb Company

Participating employers

A complete list of Bristol-Myers Squibb Company, affiliates, subsidiaries or divisions that participate in the Plan may be obtained from the Plan Administrator by written request. (See the chart at the end of this section for the name and address of the Plan Administrator.)

Plan Administrator

The administration of the Plan is the responsibility of the Plan Administrator. The Plan Administrator has the discretionary authority and responsibility for, among other things, determining eligibility for benefits and construing and interpreting the terms of the Plan. In addition, the Plan Administrator has the authority, at its discretion, to delegate its responsibility to others. The chart at the end of this section contains the name and address of the Plan Administrator.

Section 8 – Your Rights and Privileges Under ERISA

As a participant in the Plan, you are entitled to certain rights and protection under ERISA. ERISA provides that you shall be entitled to:

Receive information about your Plan and benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the plan, including a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.

Receive a summary of the plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of the summary annual report.

Prudent actions by Plan fiduciaries

In addition to creating certain rights for you, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce your rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

Separation Benefits Plan – Effective September 12, 2006	Bristol-Myers Squibb Company

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the plan’s decision or lack thereof concerning the qualified status of a medical child support order, you may file suit in a Federal court.

If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with your questions

If you have any questions about your plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-EBSA (3272) or accessing their website at http://www.dol.gov/ebsa.

Section 9 – Other Administrative Facts

Name of Plan	Bristol-Myers Squibb Company Change In Control Separation Benefits Plan

Type of Plan	“Welfare” plan

Plan Records	Kept on a calendar-year basis

Plan Year	January 1 – December 31

Plan Funding	Company and participating employers provide separation benefits from general revenues.

Plan Sponsor	Bristol-Myers Squibb Company

Plan Number	553

Plan Administrator and Named Fiduciary	Bristol-Myers Squibb Company c/o Senior Vice President, Human Resources 345 Park Avenue New York, NY 10154 Telephone: (212) 546-4000

Separation Benefits Plan – Effective September 12, 2006	Bristol-Myers Squibb Company

Agent for Service of Legal Process on the Plan

Bristol-Myers Squibb Company

c/o Senior Vice President and General Counsel

345 Park Avenue

New York, NY 10154

Telephone: (212) 546-4000

Bristol-Myers Squibb Company

c/o Senior Vice President, Human Resources

345 Park Avenue

New York, NY 10154

Telephone: (212) 546-4000

Trustee	Not applicable

Insurance Company	Not applicable

Separation Benefits Plan – Effective September 12, 2006	Bristol-Myers Squibb Company